EXHIBIT 99.1

Northern Technologies International Corporation Reports Increased Sales and Earnings for First Quarter Fiscal 2012

MINNEAPOLIS, Minn., Jan. 11, 2012 (GLOBE NEWSWIRE) -- Northern Technologies International Corporation (Nasdaq:NTIC) today reported its financial results for first quarter of fiscal 2012. Highlights of NTIC's financial and operating results include:

  Net income attributable to NTIC increased 6.6%, to $958,757, or $0.22 per diluted common share, for the three months ended November 30, 2011 compared to $899,781, or $0.21 per diluted common share, for the three months ended November 30, 2010.
  NTIC's consolidated net sales increased 17.9%, to $4,832,114 for the three months ended November 30, 2011 compared the three months ended November 30, 2010. This growth was primarily due to increased demand from NTIC's existing customer base in the domestic industrial sector for both established and new Zerust® brand products, as well as the addition of new customers in new market sectors.
  NTIC's consolidated net sales the three months ended November 30, 2011 included $604,920 of sales made by NTIC's majority-owned subsidiary in Brazil, and of those sales, $45,861 were made to the oil and gas industry sector in Brazil compared to $517,140 of sales made by NTIC's majority-owned subsidiary in Brazil during fiscal 2010, including of those sales, $26,822 to the oil and gas industry sector.
  Sales by NTIC's joint ventures increased 6.3% to $28,795,232 for the three months ended November 30, 2011 compared to $27,101,587 for the three months ended November 30, 2010.

During the three months ended November 30, 2011, 92.1% of NTIC's consolidated net sales were derived from sales of ZERUST® products and services, which increased 14.9% to $4,452,646 for the three months ended November 30, 2011 compared to $3,875,428 for the three months ended November 30, 2010. This increase was primarily due to increased demand from existing customers and the addition of new customers.

"We were pleased with our quarterly sales growth considering that we did not have significant sales by our Brazilian majority-owned subsidiary to Petrobras during the first quarter of fiscal 2012. We believe that the majority of the phase 2 contract to supply $2.6 million dollars in ZERUST products to Petrobras likely will be exhausted in the second and third quarters of fiscal 2012 as Petrobras rolls the implementation of these products out to more of its off-shore platforms," said G. Patrick Lynch, President and Chief Executive Officer of NTIC.

During the three months ended November 30, 2011, 7.9% of NTIC's consolidated net sales were derived from sales of Natur-Tec® products compared to 5.4% during the three months ended November 30, 2010. Net sales of Natur-Tec® products increased 70.2% to $379,468 the three months ended November 30, 2011 compared to $223,013 for the three months ended November 30, 2010. This sales growth was due to increased customer demand for Natur-Tec compostable products, driven primarily by legislative mandates in Northern California, the Pacific Northwest and states such as Minnesota, that require the diversion of organic waste from landfills to centralized composting facilities, in order to significantly reduce the amount of green house gases emitted to the environment.

"We continue to see tremendous opportunities for finished bioplastic products; and, therefore, we continue to strengthen and expand our North American distribution network for finished Natur-Tec bioplastic products. We recently signed up Boulder, Colorado based Eco-Products as a distributor for our Natur-Tec finished products. We expect this alliance to expand and enhance our market reach into the large foodservice segment, where Eco-Products has a strong presence," said G. Patrick Lynch, President and Chief Executive Officer of NTIC.

NTIC participates in 24 active joint venture arrangements in North America, Europe and Asia. Generally, NTIC consolidates the proportional equity results of its joint ventures. NTIC's equity in income of joint ventures decreased 19.9% to $1,357,680 during the three months ended November 30, 2011 compared to $1,695,131 during the three months ended November 30, 2010 which was primarily a result of a 22.4% decrease in the profitability of NTIC's largest joint venture, EXCOR in Germany during the same time period. NTIC recognized a 0.4% decrease in fees for services provided to joint ventures during the three months ended November 30, 2011 compared to the three months ended November 30, 2010. This slight decrease was primarily a result of the devaluation of the EURO and other currencies compared to the U.S. dollar, partially offset by a 6.3% increase in total net sales of NTIC's joint ventures to $28,795,232 during the three months ended November 30, 2011 compared to $27,101,587 during the three months ended November 30, 2010.

Mr. Lynch continued, "Despite a devaluation of the EURO and other currencies compared to the U.S. dollar, as well as general economic concerns in Europe, sales at our joint ventures still increased 6% in the first quarter of fiscal 2012 compared to the same period last fiscal year.   Although this growth percentage is smaller than in past, we are still encouraged by the results given the macro circumstances. Based on discussions with our joint ventures, each of them is still optimistic that growth will be consistent with past years. However, this is a situation that we will continue to monitor very closely."

NTIC's total operating expenses decreased 3.8%, or $132,329, to $3,393,068 during the three months ended November 30, 2011 compared to the three months ended November 30, 2010.

NTIC expenses all costs related to product research and development as incurred.  NTIC incurred $814,305 and $1,193,456 of expense during the three months ended November 30, 2011 and 2010, respectively, in connection with its research and development activities.  These represent net amounts after being reduced by reimbursements related to certain research and development contracts. Such reimbursements totaled $197,000 and $25,992 for the three months ended November 30, 2011 and 2010, respectively. NTIC anticipates that it will spend between $4,300,000 and $4,500,000 in total during fiscal 2012 on research and development activities related to its new technologies.

Net income attributable to NTIC increased 6.6% to $958,757, or $0.22 per diluted common share, for the three months ended November 30, 2011 compared to $899,781, or $0.21 per diluted common share, for the three months ended November 30, 2010.

NTIC's working capital was $11,359,574 at November 30, 2011, including $3,407,371 in cash and cash equivalents, compared to $9,085,748 at August 31, 2011, including $3,266,362 in cash and cash equivalents. On January 10, 2012, NTIC and PNC Bank, National Association extended the maturity date of NTIC's $3,000,000 line of credit to extend the maturity date of the line of credit from January 10, 2012 to January 9, 2013.

Outlook

For the fiscal year ending August 31, 2012, NTIC has not changed its previous guidance and expects its net sales to range between $23.0 million and $24.5 million, inclusive of sales made by NTIC's majority-owned subsidiary in Brazil, and expects net income of between $4.7 million to $5.0 million, or between $1.08 and $1.14 per diluted share.

Conference Call and Webcast

NTIC will host a conference call today at 8:00 a.m. Central Standard Time to review its results of operations for the first quarter of fiscal 2012 and future outlook, followed by a question and answer session. The conference call will be available to interested parties through a live audio webcast available through NTIC's website at www.ntic.com or http://ir.ntic.com/events.cfm where the webcast will be available archived and accessible for at least 12 months. The dial-in number for the conference call is (877) 670-9779 and the confirmation code is 40642344.

Financial Results

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF NOVEMBER 30, 2011 (UNAUDITED) AND AUGUST 31, 2011 (AUDITED)
	November 30,	August 31,
	2011	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,407,371	$3,266,362
Receivables:
Trade excluding joint ventures, less allowance for doubtful accounts of $20,000 at November 30, 2011 and August 31, 2011	2,846,182	2,515,316
Trade joint ventures	1,005,509	1,149,666
Fees for services provided to joint ventures	2,168,794	2,129,911
Inventories	3,967,254	3,842,854
Prepaid expenses	711,440	364,805
Deferred income taxes	221,600	221,600
Total current assets	14,328,150	13,490,514

PROPERTY AND EQUIPMENT, net	3,589,981	3,636,335

OTHER ASSETS:
Investments in joint ventures	18,763,038	20,559,509
Deferred income taxes	1,410,700	1,410,700
Patents and trademarks, net	909,027	903,038
Other	41,746	39,646
	21,124,511	22,912,893
	$39,042,642	$40,039,742

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of note payable	76,119	76,119
Accounts payable	1,496,244	2,032,614
Income tax payable	160,420	195,762
Accrued liabilities:
Payroll and related benefits	710,737	1,629,355
Deferred joint venture royalties	288,000	288,000
Other	237,056	182,916
Total current liabilities	2,968,576	4,404,766

NOTE PAYABLE, NET OF CURRENT PORTION	990,504	1,009,533

COMMITMENTS AND CONTINGENCIES

EQUITY:
Preferred stock, no par value; authorized 10,000 shares; none issued and outstanding	--	--
Common stock, $0.02 par value per share; authorized 10,000,000 shares; issued and outstanding 4,397,324 and 4,353,058, respectively	87,947	87,061
Additional paid-in capital	10,847,692	10,137,809
Retained earnings	22,770,595	21,811,838
Accumulated other comprehensive income	1,318,675	2,496,940
Stockholders' equity	35,024,909	34,533,648
Non-controlling interest	58,653	91,795
Total equity	35,083,562	34,625,443
	$39,042,642	$40,039,742
NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) FOR THE THREE MONTHS ENDED NOVEMBER 30, 2011 AND 2010
	Three Months Ended
	November 30,	November 30,
	2011	2010
NET SALES:
Net sales, excluding joint ventures	$4,277,643	$3,446,303
Net sales, to joint ventures	554,471	652,138
NET SALES	4,832,114	4,098,441

Cost of goods sold	3,209,476	2,690,705
Gross profit	1,622,638	1,407,736

JOINT VENTURE OPERATIONS:
Equity in income of joint ventures	1,357,680	1,695,131
Fees for services provided to joint ventures	1,445,252	1,451,780
	2,802,932	3,146,911

OPERATING EXPENSES:
Selling expenses	1,108,486	999,053
General and administrative expenses	1,270,013	1,104,167
Expenses incurred in support of joint ventures	200,264	228,721
Research and development expenses	814,305	1,193,456
	3,393,068	3,525,397

OPERATING INCOME	1,032,502	1,029,250

INTEREST INCOME	8,060	3,933
INTEREST EXPENSE	(5,966)	(23,234)
OTHER INCOME	6,825	6,925

INCOME BEFORE INCOME TAX EXPENSE	1,041,421	1,016,874

INCOME TAX EXPENSE	106,000	122,000

NET INCOME	935,421	894,874

NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(23,336)	(4,907)

NET INCOME ATTRIBUTABLE TO NTIC	$958,757	$899,781

NET INCOME PER COMMON SHARE:
Basic	$0.22	$0.21
Diluted	$0.22	$0.21

WEIGHTED AVERAGE COMMON SHARES
ASSUMED OUTSTANDING:
Basic	4,355,666	4,264,187
Diluted	4,433,724	4,324,757

About Northern Technologies International Corporation

Northern Technologies International Corporation develops and markets proprietary environmentally beneficial products and services in over 55 countries either directly or via a network of joint ventures, independent distributors and agents. NTIC's primary business is corrosion prevention marketed primarily under the ZERUST® brand. NTIC has been selling its proprietary ZERUST® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets, for over 35 years. NTIC also offers worldwide on-site technical consulting for rust and corrosion prevention issues. NTIC's technical service consultants work directly with the end users of NTIC's products to analyze their specific needs and develop systems to meet their technical requirements. In addition, NTIC markets proprietary bio-plastic technologies under the Natur-Tec® brand. Finally, NTIC's Polymer Energy® joint venture manufactures and sells advance waste plastic to fuel conversion machines.

The Northern Technologies International Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5481

Forward-Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include NTIC's expectations regarding its future financial performance and other statements that can be identified by words such as "believe," "anticipate," "expect," "intend," "continue," "potential," "outlook," "will," "would," "should" or words of similar meaning, the use of future date and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of NTIC's management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order:  NTIC's dependence on the success of its joint ventures and fees and dividend distributions that NTIC receives from them; NTIC's relationships with its joint ventures and its ability to maintain those relationships; risks related to the European sovereign debt crisis and the related economic and political unrest in Europe; risks associated with NTIC's international operations; exposure to fluctuations in foreign currency exchange rates; the health of the U.S. and worldwide economies, including in particular the U.S. automotive industry; the level of growth in NTIC's markets; NTIC's investments in research and development efforts; acceptance of existing and new products; increased competition; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; and NTIC's reliance on its intellectual property rights and the absence of infringement of the intellectual property rights of others. More detailed information on these and additional factors which could affect NTIC's operating and financial results is described in the company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. NTIC urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, NTIC undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: Investor and Media Contacts:
         Matthew Wolsfeld, CFO
         NTIC
         (763) 225-6600